Exhibit 99.1

FOR IMMEDIATE RELEASE

BUDWEISER KICKS OFF THE GRILLING SEASON WITH THE
 CREATION OF FOUR NEW SAUCES

Anheuser-Busch and Vita Food Products, Inc. Join Forces to Extend Budweiser Trademark

ST. LOUIS (May 8, 2006) — Summer, an ice cold Budweiser and grilling with friends and family, what could be better?  Anheuser-Busch has the answer and is kicking up the grilling season with a new line of Budweiser sauces, including a baste, two barbecue sauces and a wing sauce. Through a licensing agreement, Vita Food Products, Inc. will create and distribute the mouth-watering new line of Budweiser-branded sauces just in time to celebrate Independence Day.

“When we think about summer, we think about getting together with friends, grilling and enjoying ice cold Budweiser,” said Randall Blackford, director of Budweiser marketing, Anheuser-Busch Inc. “There are few things as distinctly American as Budweiser and barbecuing, and our line of Budweiser-branded sauces provides another way for home cooks and grillers to add flavor to their dishes.”

The Budweiser sauce recipes were created by a team of chefs led by Certified Executive Chef, Brent Wertz, at Anheuser-Busch’s Kingsmill Resort in Williamsburg, Va., in conjunction with Anheuser-Busch brewmasters. Recognized for his outstanding culinary expertise, Chef Wertz and his team created the new line in the tradition of Budweiser, using only the finest ingredients to craft special sauces resulting in an exceptional taste experience that will pair perfectly with America’s favorite beverage of moderation, beer. In fact, Budweiser is a key ingredient in the creation of these savory sauces. Vita Food Products has confirmed the alcohol content after production meets all government requirements to be classified as a non-beverage food product.

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The Budweiser sauces will be available at grocery, gourmet and convenience stores and in casual dining chains.

“Vita is pleased to partner with Anheuser-Busch to further the brand exposure of Budweiser within the food industry and provide sauces with exceptional tastes similar to that of Budweiser beer,” said Stephen D. Rubin, president of Vita Food Products, Inc.

Vita Food Products, Inc.

The Vita Seafood division is a U.S. leader in the herring and retail packaged salmon markets, and is engaged in several other food segments, including cream cheese, cocktail sauce, tartar sauce and horseradish. The company markets and sells these items under the Vita®, Elf® and Grand Isle® brands. More than 95 percent of Vita Seafood’s sales are in kosher foods.

Vita Specialty Foods, a wholly owned subsidiary of the company, manufactures and distributes honey, salad dressings, cooking sauces, jams and jellies, and gift baskets under the Virginia Brand® name. It also offers a line of salad dressings, gourmet sauces, and beverages under its Oak Hill Farms® brand; and a line of hot sauce-based products under its Scorned Woman® brand name. For more information, visit www.vitafoodproducts.com.

Based in St. Louis, Anheuser-Busch is the leading American brewer, holding nearly 50 percent share of U.S. beer sales. The company brews the world’s largest-selling beers, Budweiser and Bud Light. Anheuser-Busch also owns a 50 percent share in Grupo Modelo, Mexico’s leading brewer, and a 27 percent share in Tsingtao, the No. 1 brewer in China. Anheuser-Busch ranked No. 1 among beverage companies in FORTUNE Magazine’s Most Admired U.S. and Global Companies lists in 2006. Anheuser-Busch is one of the largest theme park operators in the United States, is a major manufacturer of aluminum cans and is America’s top recycler of aluminum cans. For more information, visit www.Anheuser-Busch.com.

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